U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[X]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Stulberg                            Jay                       S.
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   (Last)                            (First)              (Middle)

1120 Finch Avenue West, Suite 303
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                                    (Street)

North York, Ontario                         Canada                     M3J 3H7
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


The Tracker Corporation of America  (TRKR)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


March 2001
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

$0.001 Par Value Common Stock           06/15/99        S4             200,000      D      $0.25                    D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           12/11/99        A4             846,024      A      $0.11                   D
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$0.001 Par Value Common Stock           02/07/00        S4              60,000      D      $0.25                   D
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$0.001 Par Value Common Stock           02/08/00        S4              65,000      D      $0.24                   D
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$0.001 Par Value Common Stock           02/09/00        S4              55,000      D      $0.29                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           02/10/00        S4              60,000      D      $0.28                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           02/11/00        S4              20,000      D      $0.26                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           02/14/00        S4             105,000      D      $0.25                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           02/16/00        S4              40,000      D      $0.22                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           02/17/00        S4              55,000      D      $0.20                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           02/22/00        S4              20,000      D      $0.25                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           02/24/00        S4              20,000      D      $0.25                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           02/24/00        S4              10,000      D      $0.25                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           04/27/00        S4              50,000      D      $0.20                   D
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$0.001 Par Value Common Stock           04/28/00        S4              10,000      D      $0.24                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           05/04/00        S4              20,000      D      $0.24                   D
-----------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           05/08/00        S4              50,000      D      $0.22                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           05/09/00        S4              30,000      D      $0.22                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           05/10/00        S4              10,000      D      $0.22                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           05/11/00        S4              25,000      D      $0.20                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           05/12/00        S4              20,000      D      $0.20                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           05/17/00        S4              20,000      D      $0.20                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           05/19/00        S4              61,500      D      $0.22                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           05/24/00        S4              40,000      D      $0.20                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           05/25/00        S4              22,000      D      $0.19                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           05/26/00        S4              31,000      D      $0.18                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           05/31/00        S4              23,000      D      $0.18                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           06/02/00        S4              35,000      D      $0.18                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           06/05/00        S4              12,000      D      $0.18                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           06/06/00        S4              12,000      D      $0.18                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           06/07/00        S4              37,000      D      $0.20                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           06/09/00        S4              34,000      D      $0.20                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           06/12/00        S4              32,000      D      $0.20                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           06/26/00        S4              83,000      D      $0.20                   D
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$0.001 Par Value Common Stock           09/18/00        S4             200,000      D      $0.11                   D
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$0.001 Par Value Common Stock           11/10/00        S4              10,000      D      $0.09                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           11/13/00        S4              20,000      D      $0.07                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           11/14/00        S4              20,000      D      $0.07                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           11/15/00        S4              10,000      D      $0.07                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           11/17/00        S4              20,000      D      $0.07                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           11/21/00        S4              40,000      D      $0.07                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           11/22/00        S4              20,000      D      $0.08                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           11/28/00        S4               5,000      D      $0.08                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           12/01/00        S4              15,000      D      $0.06                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           12/07/00        S4              20,000      D      $0.05                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           12/14/00        S4              25,000      D      $0.05                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           12/15/00        S4              40,000      D      $0.07                   D
-----------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           12/20/00        S4              20,000      D      $0.05                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           12/28/00        S4              20,000      D      $0.05                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           12/29/00        S4              19,000      D      $0.06                   D
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$0.001 Par Value Common Stock           01/02/01        S4             170,000      D      $0.04                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           01/03/01        S4              20,000      D      $0.05                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           01/08/01        S4              25,000      D      $0.05                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           01/09/01        S4              25,000      D      $0.05                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           01/10/01        S4              50,000      D      $0.05                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           01/11/01        S4              10,000      D      $0.05                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           01/12/01        S4              25,000      D      $0.04                   D
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$0.001 Par Value Common Stock           01/17/01        A4           1,142,857      A      $0.05                   D
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$0.001 Par Value Common Stock           01/30/01        S4             100,000      D      $0.08                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           02/07/01        S4              15,000      D      $0.10                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           02/08/01        S4              20,000      D      $0.10                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           02/09/01        S4              40,000      D      $0.10                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           02/12/01        S4              20,000      D      $0.10                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           02/13/01        S4             100,000      D      $0.10                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           02/15/01        S4              20,000      D      $0.10                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           02/20/01        S4             140,000      D      $0.09                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           02/22/01        S4              50,000      D      $0.09                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           02/23/01        S4             125,000      D      $0.09                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           02/27/01        S4              20,000      D      $0.08                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           03/01/01        A4           1,244,289      A      $0.075                  D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           03/01/01        S4           1,666,667      D      $0.07                   D
------------------------------------------------------------------------------------------------------------------------------------
$0.001 Par Value Common Stock           03/14/01        S4           1,400,000      A      $0.06                   D
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Stock Option      $0.075    12/31/98   A4  2,488,578 (A)     (1)   12/28/08    Common  2,488,578                     D
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option      $0.11     12/31/99   A4    600,000 (A)     (2)   12/28/08    Common    600,000                     D
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option      $0.075    01/02/01   D4  1,244,289 (D)           12/28/08    Common  1,244,289                     D
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                      1,644,289 (3)
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:
1. Vest equally over two years
2. Vest equally over three years
3. As of March 31, 2001, 1,444,289 options remain exercisable and unexercised.



/s/ Jay S. Stulberg                                             05/13/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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